EXHIBIT 5






                  [SILVER, FREEDMAN & TAFF, L.L.P. LETTERHEAD]



                                 March 22, 2000



The Board of Directors
CBCT Bancshares, Inc.
312 Main Street
Smithville, Texas 78957-2035

         Re:      Registration Statement
                  Under the Securities Act of 1933

Gentlemen:

         This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 304,175 shares of Common Stock of CBCT Bancshares, Inc. (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Articles of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.


                                       Very truly yours,

                                       /s/ Silver, Freedman & Taff, L.L.P.

                                       SILVER, FREEDMAN & TAFF, L.L.P.